Exhibit 99.1

CEO Transcript of Presentation Made at 2025 Annual Shareholders’ Meeting

Thank you for attending today’s meeting. The meeting is adjourned. I will now spend a few minutes to give you an update on this year’s activities to date and what we have planned for the rest of the year.

In the beginning of the year, I made our highest priority for the first half of the year getting multiple lasers into the Applied Energetics Battle Lab to be able to do on-demand demonstrations of our ultrashort pulse laser capability to defeat drone sensors. By the middle of the year, we had two lasers operational – one, a billion-watt peak power ultrashort pulse laser operating in the near infrared and two, a novel doppler lidar capable of picking out the signatures of spinning drone rotors.

As of this week, the billion-watt peak power laser will be able to fire not only in the near infrared, but also in the visible spectrum, the lidar continues to improve from a capability perspective and is in a smaller form factor, and we have a low-power laser now operating through the Kord Firefly gimbal.

A second key priority was to begin the shift from research and development activities into engineering – this priority took center stage after the success of the Ukrainian drone raid, called Operation Spiderweb, on Russian airbases on June first of this year. Two key points of progress on this: one, we started hiring engineers to begin the “productization” of our lasers, and two, we pressed the accelerator on early prototype development of our standalone Pulsed Laser Air Defense system or PLAID. The early version of PLAID includes an even smaller form factor of the laser source and an early-stage software system and gimbal for firing the laser downrange. We are now using that gimbal to hit multiple static targets at the far end of the Battle Lab.

We have continued to build our IP portfolio with the award of three new patents this year: one covering a unique application of an ultraviolet ultrashort pulse laser to identify and kill viruses on surfaces, and two covering new amplification technologies for ultrashort pulse lasers.

We also began a new contracted program to support the University of Rochester Laboratory for Laser Energetics, or LLE. LLE has been awarded a significant new laser development program from a US government customer, and we were selected by LLE to build the laser for that program. We are in the process of concluding Phase 0 of this program and expect to move into Phase I later this year. We anticipate this will be a multi-year program and frankly, the final version of that laser is extremely powerful and borders on frightening!

It has not been all good news this year, however. In the first few months of the year, we were notified by one of our customers that funding was discontinued for two of our programs, likely as a result of DOGE reprioritization. It is important to note that these contracts were small in size and funding was from the earlier stage Applied Research portion of the Research Development Test & Evaluation budget, also referred to as the 6.2 budget – the 6.2 budget only accounts for about 3.5% of the proposed FY26 Research budget and since FY24, the 6.2 portion of the budget has decreased more than 20% when comparing the actual FY24 budget and the proposed FY26 budget, yet the total Research budget is up almost 20% from FY24 to proposed FY26.

What does this mean? It means the current administration has shifted the priorities of the Research budget toward later stages of the development process – these later stages account for roughly 90% of the total Research budget of approximately $180 billion, and while early stage is down 20%, the later stage budget categories are up 26%. In order to tap into these later stages, we need to demonstrate that our technology is at a Technology Readiness Level 5, or TRL 5.

So, now let’s talk about the activities for the remainder of the year. Hopefully its clear by this point that the highest priority is demonstrating our technology is at TRL 5. And to do that, we need to demonstrate our technology in a “relevant environment.” That means outdoor testing. Our primary objective is to do our first outdoor testing in Q4 of this year with the smaller form factor of the laser source and the early prototype beam director we have built in house. After completion of this test, we expect to see acceleration in our customer and strategic partner engagement.

A second priority is selecting and establishing a relationship with a third-party developer for a production ready beam director.

The next priority to begin the buildout of the Productization team, starting with the hiring of a Chief Product Officer and launching the Systems Integration facility in the same location as our Battle Lab.

The last priority is to complete the development of a new multi-wavelength ultrashort pulse laser that operates in the shortwave infrared and longwave infrared, as well as maturing certain aspects of our vertical integration strategy to build our own components to alleviate supply chain pressures for the longer wavelength version of our lasers.

I would like to thank you all for your support of Applied Energetics and I look forward to providing updates as we move out to execute on our strategy. I’ll now open the call to questions, but please note, questions should be germane to the meeting. Questions not related to the meeting will be addressed by our investor relations team following the meeting.